Second Certificate of Amendment of
Certificate of Incorporation of
Encore Capital Group, Inc.

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Encore Capital Group, Inc. The corporation was incorporated in the State of Delaware on April 29, 1999 under the original name “MCM Capital Group, Inc.”

SECOND: At a meeting of the Board of Directors of Encore Capital Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of said corporation, declaring said amendment to be advisable and directing that the proposed amendment to be considered at the next annual meeting of the stockholders.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article Five Paragraph A thereof to read in its entirety as follows:

“A. The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares of Common Stock that the corporation shall have authority to issue is 75,000,000 and each of such shares shall have a par value of $.01; and the total number of shares of Preferred Stock that the corporation shall have the authority to issue is 5,000,000 and each of such shares shall have a par value of $.01.”

THIRD: Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 20th day of June, 2019.

Encore Capital Group, Inc.
By: /s/ Gregory Call
Gregory Call
Secretary